HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/21/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9101106 cutoff date. The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5%

of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:

1,090

Total Outstanding Loan Balance ($):

199,475,369

Total Expected Collateral Balance - Deal ($):

1,100,000,100

Total Expected Collateral Balance - Selection ($):

200,379,891

Average Loan Current Balance ($):

183,005

:

Weighted Average Original LTV (%) *:

75.1

Weighted Average Coupon (%): 9.08

Arm Weighted Average Coupon (%):

9.08

Fixed Weighted Average Coupon (%):

9.06

Weighted Average Margin (%):

6.11

Weighted Average FICO (Non-Zero):

543

Weighted Average Age (Months):

2

:

% First Liens:

99.8

Second Liens:

0.2

% Arms:

83.9

%Fixed:

16.1

%Interest Only:

1.2

% of Loans with Mortgage Insurance:

0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	3	528,448	0.3	5.90	81.2	528
6.01 - 6.50	2	354,621	0.2	6.46	61.8	540
6.51 - 7.00	12	2,945,007	1.5	6.89	66.8	543
7.01 - 7.50	30	5,956,770	3.0	7.35	68.1	553
7.51 - 8.00	102	22,154,560	11.1	7.86	71.1	548
8.01 - 8.50	139	27,870,891	14.0	8.31	73.7	547
8.51 - 9.00	237	47,605,383	23.9	8.81	74.9	544
9.01 - 9.50	169	30,304,887	15.2	9.32	77.5	541
9.51 - 10.00	187	32,262,291	16.2	9.79	77.3	544
10.01 - 10.50	101	13,783,858	6.9	10.29	78.1	536
10.51 - 11.00	56	8,233,281	4.1	10.79	76.6	536
11.01 - 11.50	27	4,230,803	2.1	11.28	77.2	532
11.51 - 12.00	13	1,584,459	0.8	11.86	78.3	532
12.01 >=	12	1,660,110	0.8	12.27	76.4	532
Total:	1,090	199,475,369	100.0	9.08	75.1	543
Max: 12.49
Min: 5.88
Wgt Avg: 9.08

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
401 -425	1	20,361	0.0	11.63	100.0	423
451 -475	3	270,851	0.1	7.63	84.6	456
476 - 500	5	772,030	0.4	9.22	76.3	497
501 - 525	260	43,311,753	21.7	9.39	72.2	513
526 - 550	374	68,724,229	34.5	9.15	74.5	539
551 - 575	447	86,376,144	43.3	8.87	77.1	562
Total:	1,090	199,475,369	100.0	9.08	75.1	543
Max: 574
Min: 423
Wgt Avg: 543

		Total			WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50,000	19	878,404	0.4	9.73	63.2	539
50,001 - 100,000	233	17,757,561	8.9	9.56	72.6	542
100,001 - 150,000	260	32,092,674	16.1	9.17	73.2	541
150,001 - 200,000	223	39,154,085	19.6	9.08	74.6	540
200,001 - 250,000	134	30,028,062	15.1	8.98	75.7	543
250,001 - 300,000	88	24,186,290	12.1	9.04	74.2	544
300,001 - 350,000	36	11,593,287	5.8	8.83	75.9	544
350,001 -400,000	39	14,506,824	7.3	9.21	77.5	547
400,001 -450,000	20	8,595,022	4.3	8.89	77.1	553
450,001 - 500,000	19	9,035,602	4.5	8.82	76.4	547
500,001 - 550,000	5	2,579,798	1.3	8.55	83.0	547
550,001 - 600,000	4	2,333,150	1.2	8.46	79.8	552
600,001 - 650,000	4	2,478,784	1.2	9.20	82.3	550
650,001-700,000	3	2,044,410	1.0	8.84	81.7	554
700,001 - 750,000	2	1,421,255	0.7	8.97	74.4	550
750,001 - 800,000	1	790,160	0.4	8.99	85.0	552
Total:	1,090	199,475,369	100.0	9.08	75.1	543
Max: 790,160.00
Min: 20,361.00
Avg: 183,004.93

		Total			WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	73	10,104,515	5.1	8.52	42.3	542
50.1 - 55.0	32	5,083,806	2.5	8.76	52.4	543
55.1 - 60.0	51	8,823,718	4.4	8.67	58.2	539
60.1 - 65.0	82	15,912,282	8.0	8.73	63.5	541
65.1 - 70.0	123	22,683,633	11.4	9.15	69.0	543
70.1 - 75.0	142	25,480,921	12.8	9.17	74.2	537
75.1 - 80.0	270	48,031,758	24.1	9.22	79.5	539
80.1 - 85.0	189	38,538,792	19.3	9.20	84.6	548
85.1 - 90.0	118	23,824,875	11.9	9.09	89.8	555
90.1 - 95.0	4	604,437	0.3	8.88	95.0	563
95.1 - 100.0	6	386,631	0.2	11.76	100.0	523
Total:	1,090	199,475,369	100.0	9.08	75.1	543
Max: 100.0
Min: 15.8
Wgt Avg: 75.1

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	324	57,552,580	28.9	9.36	75.5	543
0.50	1	295,597	0.1	7.94	80.0	551
1.00	40	9,144,439	4.6	9.24	72.7	544
2.00	433	83,694,859	42.0	8.97	75.4	544
3.00	267	45,524,458	22.8	8.89	74.4	543
5.00	25	3,263,436	1.6	9.24	77.3	530
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	781	134,650,679	67.5	8.87	76.7	542
Reduced	56	10,811,633	5.4	9.68	73.8	553
Stated Income / Stated Assets	253	54,013,058	27.1	9.48	71.6	545
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total			WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,049	191,268,635	95.9	9.05	75.2	543
Second Home	3	654,303	0.3	9.42	81.5	537
Investor	38	7,552,430	3.8	9.69	71.9	558
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total			WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	147	41,512,225	20.8	8.62	72.0	546
Florida	190	32,417,583	16.3	9.04	72.9	542
Illinois	76	13,822,957	6.9	9.14	77.2	547
New York	43	11,750,580	5.9	8.98	72.9	546
Maryland	44	9,548,995	4.8	9.35	71.9	542
Arizona	41	8,758,592	4.4	9.00	76.5	535
Virginia	46	7,587,449	3.8	8.99	75.5	548
Washington	33	7,580,533	3.8	8.96	78.7	541
Oregon	28	5,249,368	2.6	8.97	78.0	547
Georgia	38	5,144,036	2.6	9.61	80.4	541
New Jersey	17	4,026,593	2.0	9.82	72.0	541
Nevada	20	3,735,030	1.9	8.64	71.6	555
Missouri	30	3,605,821	1.8	9.99	82.9	546
Pennsylvania	30	3,601,301	1.8	9.72	74.9	542
Minnesota	17	3,561,067	1.8	9.10	79.0	543
Other	290	37,573,239	18.8	9.38	78.7	540
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	167	24,576,048	12.3	9.48	82.3	548
Refinance - Rate Term	88	14,846,154	7.4	9.25	78.7	543
Refinance - Cashout	835	160,053,167	80.2	9.00	73.7	543
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total			WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	541	94,781,430	47.5	9.22	75.3	541
Arm 2/28 - Balloon 40/30	216	52,546,883	26.3	8.79	76.0	549
Arm 2128 - Dual 40130	11	3,073,962	1.5	9.17	78.1	542
Arm 3127	45	8,258,879	4.1	9.17	75.5	529
Arm 3127 - Balloon 40130	29	5,561,784	2.8	9.34	78.3	534
Arm 3/27 - Balloon 45/30	5	917,847	0.5	8.71	72.8	545
Arm 5/25	6	959,325	0.5	8.57	60.1	530
Arm 5/25 - Balloon 40/30	7	1,229,815	0.6	9.61	74.7	556
Fixed Balloon 30115	3	201,954	0.1	10.40	85.0	523
Fixed Balloon 40130	27	5,897,741	3.0	8.97	72.8	547
Fixed Balloon 45/30	19	3,865,844	1.9	8.76	72.9	550
Fixed Balloon 50130	2	284,421	0.1	8.60	71.5	558
Fixed Rate	179	21,895,484	11.0	9.14	72.7	545
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total			WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	908	159,283,199	79.9	9.05	75.1	543
PUD	96	22,840,738	11.5	9.21	77.8	542
2 Family	37	8,249,253	4.1	9.08	70.9	548
Condo	38	6,715,246	3.4	9.15	73.8	547
3-4 Family	11	2,386,933	1.2	9.74	69.3	541
Total:	1,090	199,475,369	100.0	9.08	75.1	543

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	5	960,273	0.6	7.95	71.2	543
4.01 -4.50	4	1,314,975	0.8	7.77	75.4	545
4.51 - 5.00	21	4,743,679	2.8	8.48	69.3	529
5.01 - 5.50	173	36,552,348	21.8	8.89	74.5	544
5.51 - 6.00	246	53,806,974	32.2	8.92	75.6	544
6.01 - 6.50	240	40,208,749	24.0	9.26	77.7	544
6.51 - 7.00	67	11,789,231	7.0	9.46	74.3	543
7.01 - 7.50	38	7,053,548	4.2	9.39	75.6	538
7.51 - 8.00	49	7,968,645	4.8	9.68	75.0	535
8.01 - 8.50	7	1,520,547	0.9	9.85	74.4	531
8.51 - 9.00	6	716,188	0.4	10.52	79.0	560
9.01 >=	4	694,767	0.4	10.31	86.1	553
Total:	860	167,329,925	100.0	9.08	75.6	543
Max: 12.50
Min: 2.39
Wgt Avg: 6.11

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
7 - 9	1	256,599	0.2	8.13	85.0	513
10 - 12	4	700,304	0.4	7.31	82.4	548
13 - 15	3	553,712	0.3	8.04	73.5	536
16 - 18	5	611,927	0.4	8.84	75.7	529
19 - 21	267	48,620,745	29.1	9.05	76.2	545
22 - 24	491	100,147,925	59.9	9.09	75.3	543
28 - 30	2	279,906	0.2	7.30	76.8	501
31 - 33	23	4,556,698	2.7	8.99	73.0	527
34 - 36	51	9,412,969	5.6	9.53	77.8	535
37>=	13	2,189,140	1.3	9.16	68.3	544
Total:	860	167,329,925	100.0	9.08	75.6	543
Max: 59 Min: 8 Wgt Avg: 23

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
11.51 - 12.00	4	831,442	0.5	6.76	60.0	531
12.01 - 12.50	9	2,178,234	1.3	7.20	73.3	556
12.51 - 13.00	38	8,521,662	5.1	7.64	72.2	545
13.01 - 13.50	51	10,633,517	6.4	8.13	71.0	548
13.51 - 14.00	101	25,610,889	15.3	8.50	74.8	548
14.01 - 14.50	91	19,310,249	11.5	8.71	75.6	541
14.51 - 15.00	137	27,058,094	16.2	8.99	75.0	548
15.01 - 15.50	116	20,573,120	12.3	9.38	78.5	543
15.51 - 16.00	125	22,937,157	13.7	9.45	77.1	540
16.01 - 16.50	73	11,387,635	6.8	10.05	76.2	537
16.51 - 17.00	60	10,192,693	6.1	10.16	77.6	537
17.01 - 17.50	27	4,121,231	2.5	10.91	78.3	531
17.51 - 18.00	19	2,807,417	1.7	11.08	74.5	523
18.01 >=	9	1,166,583	0.7	11.92	76.4	524
Total:	860	167,329,925	100.0	9.08	75.6	543
Max: 18.99
Min: 11.69
Wgt Avg: 14.92

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00 6.01 - 6.50 6.51 - 7.00 7.01 - 7.50 7.51 - 8.00 8.01 - 8.50 8.51 - 9.00 9.01 - 9.50 9.51 - 10.00 10.01 - 10.50 10.51 - 11.00 11.01 - 11.50 11.51 >=	6	1,381,722	0.8	6.99	70.5	552
	3	484,383	0.3	7.00	62.7	541
	14	3,467,862	2.1	7.42	68.5	544
	22	4,401,412	2.6	7.45	69.0	550
	74	17,210,822	10.3	7.86	72.5	546
	108	22,466,463	13.4	8.32	73.5	546
	193	41,827,846	25.0	8.82	75.4	544
	130	24,950,275	14.9	9.32	78.5	539
	149	26,594,569	15.9	9.80	77.6	543
	83	12,147,865	7.3	10.30	78.4	537
	40	6,461,148	3.9	10.81	77.6	536
	19	3,059,014	1.8	11.27	76.2	534
	19	2,876,543	1.7	12.07	75.4	532
Total:	860	167,329,925	100.0	9.08	75.6	543
Max: 12.49 Min: 5.63 Wgt Avg: 9.06

	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00 1.50 2.00 3.00 5.00	1	213,528	0.1	9.25	75.0	513
	131	24,429,742	14.6	9.28	75.3	533
	328	69,591,371	41.6	9.12	74.8	545
	395	72,256,001	43.2	8.96	76.5	544
	5	839,283	0.5	10.35	68.5	552
Total:	860	167,329,925	100.0	9.08	75.6	543
Wgt Avg: 2.37

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00 1.50 2.00	719	140,844,402	84.2	9.06	75.6	544
	138	25,919,894	15.5	9.17	75.4	534
	3	565,629	0.3	10.20	68.6	558
Total:	860	167,329,925	100.0	9.08	75.6	543
Wgt Avg: 1.08

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,079	197,060,070	98.8	9.10	75.1	543
60	11	2,415,299	1.2	7.76	76.6	561
Total:	1,090	199,475,369	100.0	9.08	75.1	543